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                                    EXHIBIT 5

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                     [APPLEBY, SPURLING & KEMPE LETTERHEAD]


17 August, 1998




Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

Re:  Form S-8 Registration Statement
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We have acted as Bermuda counsel to Loral Space & Communications Ltd., a
Bermuda company (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 17 August, 1998 in connection with the registration under the Securities Act of 1933, as amended, by the Company of 6,000,000 Common Shares of par value $0.01 each to be sold in accordance with the terms of the Company's 1996 Stock Option Plan (the "Option Plan").

We have examined the Option Plan, the Memorandum of Association and Bye-laws of the Company, resolutions adopted by the Board of Directors of the Company relating to the authorisation of the issuance and sale of the shares pursuant to the Option Plan and such other corporate records and documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

Based upon the foregoing, it is our opinion that the Company has duly authorised the issuance of the Common Shares to be sold by the Company pursuant to the Option Plan and, when issued and paid for in accordance with the terms of the Option Plan, will be fully paid and not subject to any further calls.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

    APPLEBY, SPURLING & KEMPE
/s/ APPLEBY, SPURLING & KEMPE